Exhibit 99.3

CohBar and Morphogenesis

Merger Agreement Announcement

Webcast Call Transcript

TUESDAY, MAY 23, 2023 8:30am

CORPORATE PARTICIPANTS

Dr. Joseph J. Sarret, President and Chief Executive Officer of CohBar

Dr. James Bianco, Chief Executive Officer of Morphogenesis

PRESENTATION

Operator

Slide 1

Hello, and welcome to the CohBar and Morphogenesis conference call and webcast. As a brief reminder, all participants are currently in a listen-only mode.

Slide 2

At this time, I’d like to remind our listeners that, except for statements of historical fact, the remarks on today’s conference call may include forward-looking statements within the meaning of the securities laws. Forward-looking statements are based on current expectations, projections and interpretations that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by CohBar. These risks and uncertainties are described in our registration statements, reports and other filings with the Securities and Exchange Commission and applicable Canadian securities regulators, which are available on our website at cohbar.com, sec.gov and sedar.com, as well as in the safe harbor statement included with today’s press release. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. CohBar does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise.

Joining me on today’s call are Dr. Joe Sarret, Chief Executive Officer of CohBar and Dr. James Bianco, Chief Executive Officer of Morphogenesis.

I’d now like to turn the call over to Joe Sarret, CohBar’s Chief Executive Officer. Please proceed.

Dr. Joseph J. Sarret, President and Chief Executive Officer of CohBar

Slide 3

Thank you, Operator and thank you everyone for joining us today. We are very pleased to have announced earlier today the proposed merger of CohBar and Morphogenesis and are looking forward to walking you through the exciting value proposition that we believe it represents for our current and future stockholders. As we communicated in November, CohBar’s Board of Directors determined it was in the best interest of the Company and its stockholders to conduct a comprehensive review of available strategic alternatives with a focus on maximizing stockholder value. We believe that the merger with Morphogenesis represents the highest potential value-creation opportunity for CohBar’s stockholders and provides the opportunity to build a great oncology-focused company by bringing the best of both companies together.

Slide 4

We are excited about the tremendous promise of Morphogenesis’ technologies, which are designed to overcome two major obstacles that limit the effectiveness of cancer immunotherapies. We believe this approach will have a significant impact on the treatment of patients with a wide variety of cancers that are resistant to current immune therapies like checkpoint inhibitors.

Additionally, the combined company is expected to have a strong balance sheet and a network of world-renowned collaborators with a commitment to leverage its innovative science to bring powerful novel therapies to patients in need.

Slide 5

This merger would provide CohBar stockholders with a risk diversified development pipeline with a late-stage clinical program.

Morphogenesis’ Immune Fx, or “IFx”, personalized cancer vaccines are designed to overcome tumor intrinsic factors, which allow tumors to escape recognition and attack by the patient’s immune system. It is designed to prime the activation of an innate immune response which can target and destroy cancer cells.

The company’s lead product candidate, IFx-2.0, is being developed under the FDA’s accelerated approval pathway for the treatment of an aggressive form of skin cancer, called Merkel Cell Carcinoma. Morphogenesis expects to initiate a Phase 2/3 registration study early next year. In an ongoing Phase 1b study, IFx-2.0 demonstrated the ability to produce durable systemic anti-tumor responses in 80% of patients who initially failed therapy with checkpoint inhibitors.

In addition to its cancer vaccine technology, Morphogenesis is also developing modulators of the tumor microenvironment designed to overcome factors outside the biology of the tumor that leads to acquired resistance, causing cancer immunotherapy to stop working. A specific class of cells, called Myeloid Derived Suppressor Cells, play a central role in acquired resistance by creating a highly immune suppressing microenvironment in which the tumor can live and escape immune attack. Along with researchers at Moffitt Cancer Center, Morphogenesis has identified a novel delta receptor on tumor associated Myeloid Derived Suppressor Cells and is developing a new class of bi-functional antibody drug conjugates targeting this receptor, which can both block their immune suppressing capabilities while localizing checkpoint inhibitors in the tumor microenvironment where the tumor lives.

So, as you can see, a combination with Morphogenesis would transform CohBar into a Phase 3-ready company with two innovative technology platforms that have the ability to fuel a growing pipeline for years to come. With the proposed transaction that we announced today, I believe the combined company would be well positioned to make a true difference in the lives of patients suffering from cancer, while also delivering near- and long-term value to our stockholders.

Slide 6

Before turning things over to Jim, I’d like to summarize the key details of the transaction. The proposed acquisition is structured as an all-stock transaction and includes a $15 million private placement from an accredited investor. Combined with the balance sheets of CohBar and Morphogenesis, we expect the combined company to have a cash runway through 2024. Assuming stockholders approve the merger, each holder of CohBar common stock at the closing of the transaction will be issued a dividend equal to 3.30 shares of CohBar common stock. On a pro forma basis and based on the number of shares of CohBar common stock expected to be issued in the merger and the concurrent financing, and taking into account the issuance of the stock dividend, the CohBar stockholders immediately prior to the transactions will own approximately 15% of the combined company immediately after these transactions are completed.

Additionally, CohBar stockholders of record and certain warrant holders will receive a contingent value right, or CVR. Holders of the CVR will be entitled to receive certain payments from net proceeds received by CohBar, if any, related to the disposition of our legacy mitochondrial assets for a period of three years following the closing of the merger.

The combined company will be led by Dr. James Bianco as CEO and existing members of the Morphogenesis management team. The Board of the combined company will consist of 7 directors, with 5 to be designated by Morphogenesis and 2 to be designated by CohBar.

The transaction is subject to stockholder approval and customary closing conditions and we expect the closing to occur in Q3 of this year.

Slide 7

With that I will now turn the call over to Dr. Jim Bianco to provide additional background and details on Morphogenesis’ technologies, pipeline and strategy.

Dr. James Bianco, Chief Executive Officer of Morphogenesis

Thanks, Joe. Before I begin, I would like to state that I could not be more excited about this potential merger. I’ve done a number of successful business combinations and I believe the merging of Morphogenesis and CohBar has all the components to build a successful company and create significant stockholder value – as well as providing CohBar stockholders the upside opportunity of a substantial dividend and contingent value right.

Slide 8

As Joe mentioned, Morphogenesis has developed two unique technology platforms.

Our Immune Fx, or “IFx”, personalized cancer vaccines are designed to overcome tumor intrinsic factors, which allow tumors to escape recognition and attack by the patient’s immune system.

In addition to our cancer vaccine technology, we also are developing modulators of the tumor microenvironment designed to overcome factors outside of the biology of the tumor that leads to acquired resistance causing cancer immunotherapy to stop working.

We are leveraging these technology platforms to advance several product candidates, spanning preclinical development for our bi-functional antibody drug conjugates, to IND enabling studies for our novel intravenous tumor targeted mRNA vaccine, to a late-stage Phase 2/3 registration trial for our pDNA vaccine in Merkel cell carcinoma, providing the Company with a balanced - risk diversified pipeline.

Slide 9

IFx-2.0 is our first personalized cancer vaccine product candidate that is entering late stage clinical trials – let me outline how it differs from other cancer vaccines and present some of our early clinical trial results as well as our follow-on plans for advancing IFx-2.0 towards FDA approval.

Slide 10

Checkpoint inhibitors have clearly revolutionized the treatment of cancer, making them the fastest growing class of oncology drugs, which are forecasted to account for $70 billion in annual sales by the year 2028.

However, despite their success, up to 75% of patients who receive checkpoint inhibitors may not respond to them. We have demonstrated that IFx-2.0 administration allows patients who failed checkpoint inhibitor therapy to achieve an antitumor response. In our Phase 1b trial – 80% of patients with Merkel cell cancer achieved a long-lasting anti-tumor response when they were rechallenged with a checkpoint inhibitor.

Those data guided us to have discussions with the FDA on developing a protocol design for a single Phase 2/3 registration trial utilizing the FDA’s accelerated approval pathway. Accelerated approval not only potentially shortens the time to approval, but significantly decreases the costs. We expect to start enrolling patients in early 2024, with the potential for a BLA filing in the 2nd half of 2026. IFx-2.0 also has orphan designation, which extends regulatory exclusivity for up to 7 years post patent expiration.

Slide 11

The mechanism of action for IFx-2.0 exploits the fact that we are born with an immune system that is pre-wired to recognize foreign pathogens like bacteria and viruses. Our immune cells have what are called pattern recognition receptors. Specific molecular patterns or motifs, conserved through evolution, are present on all bacteria or viruses and are recognized by these pattern recognition receptors on immune cells. This is our first line of defense against foreign pathogens which leads to the activation of what’s called an innate immune response.

IFx-2.0, when injected into a tumor, delivers a gene which makes the tumor cell produce a bacterial protein which is then transported to the surface of the tumor cell. Irrespective of what the tumor does or doesn’t look like to your immune system, IFx-2.0 will make that tumor cell look like a bacterium and will activate an innate immune response against the tumor.

Slide 12

Importantly, IFx-2.0 is not an intratumoral treatment like oncolytic viral therapy which is injected into a tumor to cause it to shrink and die. Because oncolytic viral therapy only works in injected lesions, their applications are limited to localized stages of cancer.

Instead, IFx-2.0 is injected into a tumor as a cancer vaccine to activate an immune response throughout your body against the tumor’s foreign antigens anywhere they are present in the body, not just in the injected tumor making our therapy applicable across a wide range of cancers.

By making a tumor look like a bacterium, the molecular pattern of the bacterial protein will activate dendritic or antigen presenting immune cells which digest the tumor cells, just like they are bacteria. In doing so, all of the tumor’s foreign antigen neoepitopes - a neoepitope is the portion of the tumor’s foreign antigen that is not recognized as being part of us, and are presented to newly produced T and B cells, which then educate the immune system to the patient’s tumor, and primes an innate immune response. This natural process is called primary epitope spreading.

Now that the immune system is activated and educated to the foreign tumor antigens - tumor specific tumor killing T cells seek out and destroy tumor cells. Similarly, activated B cells produce tumor specific antibodies which also seek out, bind to and destroy tumor cells. Destroying tumor cells releases new foreign tumor antigens, which further educates the immune system to different looking tumor cells than those first attacked. This process is called secondary epitope spreading and is the hallmark of an adaptive immune response. It is the adaptive immune response that confers memory to the immune system, potentially preventing the recurrence of tumors.

Slide 13

Our skin has a high density of dendritic cells which are very efficient in presenting foreign antigens to immune cells. So we chose skin cancers for our proof-of-concept trials. IFx-2.0 was investigated in the treatment of advanced Merkel cell carcinoma, a rare, aggressive form of skin cancer with approximately 2,500 new cases diagnosed each year in the US.

Merck’s Keytruda, a checkpoint inhibitor, which by the way recorded $5.8 billion in sales last quarter, is the current standard of care in first line treatment of advanced Merkel cell. Approximately 50% of patients will see their tumors shrink, with up to 20% having complete disappearance of their tumor, called a complete response, which can be long lasting. Unfortunately, 50% of these patients exhibit primary resistance to checkpoint inhibitors and will not respond to Keytruda. There are no approved or effective therapies for these patients, with 60% of them dying before entering a clinical trial.

The potential for IFx-2.0 to overcome primary resistance could increase the number of patients who can respond and benefit from a checkpoint inhibitor, like Keytruda, and, we believe, would address an unmet medical need.

Slide 14

We have an ongoing, two-stage Phase 1b trial among patients with advanced Merkel or Squamous cell carcinoma. There are 3 cohorts of 3 patients in each cohort where IFx-2.0 was administered weekly for 1, 2, or 3 weeks. The primary objective of the trial is to determine the optimal dose and schedule for our planned Phase 2/3 registration trial. The 2nd stage expanded enrollment for an additional 11 patients at the weekly for 3 weeks dose schedule. Data on the first 3 cohorts of 9 patients will be presented at the American Society of Clinical Oncology this June.

Slide 15

This slide graphically shows initial anti-tumor responses in our Phase 1 and 1b trial. Of the 9 patients enrolled in the first stage of the Phase 1b trial, 7 patients exhibited primary resistance to first line checkpoint inhibitor therapy, 5 patients had Merkel cell and 2 had Squamous cell cancer. As shown on the slide, all 7 patients exhibited primary resistance to checkpoint inhibitor therapy with disease progression between 2.5 to 5 months at which point the checkpoint inhibitor was discontinued. Patients then received IFx-2.0. When these patients were rechallenged with a checkpoint inhibitor, 4 of the 5 patients, or 80%, with Merkel cell cancer experienced a major anti-tumor response, with 2 patients having complete disappearance. 1 of the 2 patients with Squamous cell also experienced a major anti-tumor response. These responses are durable - ongoing from 10 to 24 months in duration.

Similar results were observed in another Phase 1 study we conducted in advanced refractory melanoma, where 4 patients progressed on first treatment with a checkpoint inhibitor. Following IFx-2.0 and rechallenge with a checkpoint inhibitor, 3 of those 4 patients also experienced major anti-tumor responses. Biomarker analysis demonstrated that these patients produced antibodies that recognized hundreds of new melanoma neoepitopes that were not present before IFx-2.0. The melanoma neoepitopes recognized by antibodies differed from patient to patient showing each patient’s tumor is unique and that IFx-2.0 activates an immune response specifically targeted to each patient’s unique tumor antigens.

The simplicity of the IFx technology and the broad personalized anti-tumor response is what separates it from other personalized cancer vaccines.

For example, some vaccine technologies require biopsying a patient’s tumor, take the tissue to the lab, sequence the entire tumor genome producing thousands of tumor neoepitopes. Then use proprietary computer algorithms to try to predict which 34 neoepitopes of the thousands sequenced are relevant to the patient’s tumor. Then make an mRNA for each of the 34 neoepitopes and combine it to a single mRNA and inject it in the patient. This process is cumbersome, time consuming, costly and fraught with regulatory hurdles.

Slide 16

Here’s a pretty dramatic example demonstrating IFx-2.0 works by priming and activating a systemic immune response not just limited to the injected tumor. This patient progressed within three months of starting therapy with a checkpoint inhibitor called Avelumab. IFx-2.0 was administered in 2 lesions which are not shown on the slide. Following IFx-2.0, the patient was retreated with a checkpoint inhibitor, achieving near complete disappearance of their extensive skin involvement with Merkel cell cancer.

Slide 17

In addition to our data in melanoma, we also have biomarker data from our Phase 1b trials among patients with Merkel cell that also demonstrates the production of tumor specific antibodies, again confirming IFx-2.0 is priming a systemic immune response. This is a patient with metastatic Merkel cell carcinoma with lymph node involvement who progressed within 3 months on Keytruda. Following IFx-2.0 injection into a skin lesion, not the lymph node shown on the slide, the patient was retreated with Keytruda and responded with over 80% reduction in size of the tumor, which on surgical removal, was shown to be cancer free.

Slide 18

We have demonstrated IFx-2.0’s ability to overcome resistance to Keytruda in patients who failed Keytruda, so it makes sense to test IFx-2.0 in patients who are receiving Keytruda for the first time and see if we can make Keytruda work better in more patients than Keytruda alone.

We have been in discussions with the FDA, including the deputy director of CBER’s Oncology Center of Excellence, in finalizing a Phase 2/3 registration trial design. The study design we have agreed to, in principle, will be a randomized, placebo-controlled trial in first line therapy of patients with advanced Merkel cell carcinoma. Patients will receive Keytruda per its label indication vs weekly IFx-2.0 for 3 weeks alongside standard treatment with Keytruda. The primary endpoint will be Overall Response Rate, utilizing a blinded independent radiographic review committee to evaluate tumor responses. The FDA considers response rate as a surrogate endpoint that would likely predict clinical benefit, and that this patient population has unmet medical need – meeting requirements for the FDA’s accelerated approval pathway.

The trial will look to enroll 116 patients at approximately 30 to 35 centers in the US. Enrollment is projected to take approximately 18 months, and then an additional 6 months before we analyze the primary endpoint. We expect to start enrollment early next year.

Slide 19

We are also developing IFx-3.0 - our mRNA cancer vaccine for intravenous or autologous whole cell administration. This will allow us to expand the utility of our cancer vaccine technology to blood related cancers, which are not amenable to intratumoral administration.

We are working on a proprietary antibody fragment termed an scFv, which is coupled to a lipid nanoparticle carrying the mRNA vaccine. There are a number of benefits of using an antibody fragment over intact antibodies, notably biodistribution allowing more of the payload to reach its target. For IFx-3.0 that target is the CD22 receptor, which is over expressed on a number of B cell cancers like aggressive lymphomas. We plan on identifying a lead candidate later this year to begin IND-enabling studies early next year.

Slide 20

Our 2nd technology platform addresses the underlying cause as to why immunotherapies stop working, a condition called acquired resistance.

Slide 21

An emerging area of intense industry research focuses on the causes of T cell exhaustion which is the primary reason immunotherapy stops working. Over the past 3-4 years, research has turned its attention to the relevance of the tissue in which the tumor lives, which is called the tumor microenvironment. The tumor microenvironment exerts a potent immune suppressing effect on immunotherapies, causing them to stop working.

Central to that immunosuppression is a cell type called tumor associated Myeloid Derived Suppressor Cells which are a major component of the cells making up the tumor microenvironment. Myeloid Derived Suppressor Cells are normally produced during pregnancy where they migrate to and populate the placenta, creating an immunologic sanctuary for the fetus. Since half of the genetic make-up of the fetus comes from the father, this is necessary to prevent the mother’s immune system from attacking the fetus.

In cancer, these cells are hijacked by tumors to create an immunosuppressive environment in the tissues in which the tumor lives. Tumor associated Myeloid Derived Suppressor Cells secrete multiple immune suppressing factors like iNOS and Arg-1. These molecules prevent T cell growth and proliferation by depriving T cells of amino acids needed to grow and survive or they can inactivate immune activating cytokines and produce immune inhibiting growth factors.

Inhibiting the ability of Myeloid Derived Suppressor Cells to create an immune suppressing environment for tumors to live and escape attack represents a novel approach to overcoming acquired resistance to cancer immunotherapies.

Slide 22

Our researchers, along with those at Moffitt Cancer Center, are the first to demonstrate the presence of a novel Delta receptor which is highly expressed on tumor associated Myeloid Derived Suppressor Cells. This receptor plays a central role in controlling their immune suppressing capabilities. Inhibiting the Delta receptor blocks the ability of Myeloid Derived Suppressor Cells to produce multiple immune suppressing factors, thus making the tumor microenvironment susceptible to immune attack and allowing checkpoint inhibitors and cellular therapies to keep working.

We are developing novel bi-functional antibody drug conjugates that target the Delta receptor on Myeloid Derived Suppressor Cells and represent a paradigm shift for this class of therapeutics.

Traditional antibody drug conjugates have one function – using an antibody to carry a cellular toxin to a tumor cell. In contrast, our antibody drug conjugates have two functions - using a small molecule to block the Delta receptor shutting off Myeloid Derived Suppressor ability to shield the tumor in an immune suppressive environment while at the same time carrying with it a checkpoint inhibitor. As a result, T cell exhaustion is prevented, and checkpoint inhibitors can do their work amplifying the immune attack against the tumor where it resides.

Slide 23

Before we close, I would like to highlight the many upcoming and potential value-driving milestones that I touched on earlier:

●	First, we plan to initiate our single Phase 2/3 registration study for IFx-2.0 for first line treatment of Merkel cell carcinoma early next year; We anticipate the trial to be conducted under an SPA with the FDA;

●	Topline data is expected in the first half of 2026, with our BLA application following shortly thereafter;

●	We expect to start a Phase 2 basket study for IFx-2.0 with the potential to expand its utility to a variety of cancers beyond Merkel cell which also exhibit primary resistance to checkpoint inhibitors;

●	In parallel with these clinical activities, we plan to complete lead optimization for our IFx-3.0 program targeting B cell malignancies by the end of the year, with the goal of initiating IND-enabling studies early next year. We plan to start our Phase 1 study for this program in 2025;

●	And finally, we are advancing our discovery research activities for our tumor microenvironment modulator program, targeting the initiation of IND-enabling activities in 2025.

Slide 24

I believe this business combination with CohBar positions us with a strong balance sheet and novel immunotherapies to make a meaningful difference in the lives of patients suffering from cancer, while also delivering near- and long-term value to our stockholders. Thank you!

Operator

This concludes the CohBar and Morphogenesis conference call and webcast. We would like to thank you for attending today’s presentation and as a reminder, a webcast replay of today’s event will be accessible on CohBar’s website. You may now disconnect.

END